Exhibit 99

Golden Enterprises Director Nomination Agreement

BIRMINGHAM, Ala., Oct. 30, 2015 /PRNewswire/ -- Golden Enterprises Inc. (the "Company") (Nasdaq: GLDC) announced today that it entered into a Director Nomination Agreement (the "Agreement") with White Winston Select Asset Fund GF-14, LLC ("White Winston"). White Winston, with offices in Salt Lake City, UT and Boston, MA, is principally engaged in the business of investing in securities.

White Winston beneficially owns more than 5% of the common stock of the Company. Pursuant to the Agreement, upon White Winston's acquiring 8% of the common stock of the Company, the Board of Directors of the Company ("Board") will be increased by one director and White Winston will have the right to nominate a person to serve as this additional director. The White Winston nominee is subject to the approval of the Board. The Company believes White Winston, as a substantial stockholder, can supply the Company with valuable financial insight and assistance in the Company's continued efforts to enhance shareholder value. The Company believes that an additional Director nominated by White Winston will be in the best interest of the Company.

The Company is the parent of Golden Flake Snack Foods, Inc. which manufactures and sells a full line of high quality salted snack items, such as potato chips, tortilla chips, corn chips, fried pork skins, cheese curls and puff corn, and is a distributor of canned dips, pretzels, peanut butter crackers, cheese crackers, dried meat products and nuts.

A more detailed description of the Agreement will be included in a Form 8-K to be filed with the Securities and Exchange Commission.

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CONTACT: CFO, Patty Townsend, 205-458-7132